Exhibit 10.16
CREDIT FACILITY AGREEMENT
FOR AN AMOUNT OF UP TO USD 18,000,000
between
DEEPOCEAN SHIPPING AS
as Borrower.
DEEPOCEAN ASA
as Guarantor
and
NORDEA BANK NORGE ASA
as Agent and arranger,
and
THE FINANCIAL INSTITUTIONS
LISTED IN SCHEDULE 1
as Banks
Dated 19 November 2007

Table of Content

1	PURPOSE	3
2	INTERPRETATION	3
3	CONSTRUCTION	8
4	COMMITMENT	8
5	AVAILABILITY AND DRAWDOWN	9
6	CONDITIONS PRECEDENT	9
7	INTEREST	10
8	REPAYMENT	11
9	OPTIONAL PREPAYMENT/CANCELLATION	11
10	MANDATORY PREPAYMENT	11
11	SET-OFF	12
12	PAYMENTS AND CALCULATIONS	12
13	SECURITY	13
14	REPRESENTATIONS AND WARRANTIES	14
15	COVENANTS AND UNDERTAKINGS	15
16	EVENTS OF DEFAULT	19
17	CHANGES IN CIRCUMSTANCE	21
18	FEES AND COSTS	22
19	CURRENCY INDEMNITY	22
20	TRANSFER AND PARTICIPATION	23
21	GUARANTEE AND INDEMNITY	23
22	AGENCY	26
23	NOTICES AND MISCELLANEOUS	28
24	LAW AND JURISDICTION	29
25	SIGNATURES	29
SCHEDULES
1.       List of Banks and Financial Institutions
2.       Conditions Precedent
3.       Form of Drawdown Notice
4.       Form of Certificate of Compliance
5.       Form of Assignment Agreement
6.       Form of Isle of Man First Priority Mortgage
7.       Form of Deed of Covenants

This credit facility agreement (the “Loan Agreement”) has been entered into on this 19th day of November 2007 between:
(1)	DeepOcean Shipping AS, a Norwegian limited company registered with company registration number 979 456 107 with its registered address at Stoltenberggaten 1, 5527 Haugesund, Norway (the “Borrower”);

(2)	DeepOcean ASA, a Norwegian limited company registered with company registration number 980 722 805 with its registered address at Stoltenberggaten 1, 5527 Haugesund, Norway (the “Guarantor”);

(3)	The financial institutions listed in Schedule 1 as banks, including their successors in title and assignees and transferees (the “Banks”); and

(4)	Nordea Bank Norge ASA, PO Box 1166 Sentrum, 0107 Oslo, Norway (the “Agent”).
WHEREAS:
(A)	Pursuant to a loan agreement dated 20 December 2004 (as later amended) the Borrower has taken up a term loan facility in the original amount of USD 12,329,212.39 and a revolving credit facility in the original amount of USD 3,600,000 (the “Original Loan”) for the purpose of re-financing the acquisition and refurbishment of MV Atlantic Challenger, an offshore construction vessel of 3,372 dwt built in 1990 and rebuilt in 1999 (the “Vessel”).

(B)	The Borrower wishes to refinance the Original Loan, and the Banks have agreed to provide such refinancing, on the terms and conditions of this Loan Agreement.
NOW THEREFORE IT IS HEREBY AGREED as follows:
1	PURPOSE

1.1	The Banks have, according to the terms and conditions set out in this Loan Agreement, agreed to make available to the Borrower a credit facility in the maximum amount of USD 18,000,000 for the purpose of assisting the Borrower in refinancing of the Original Loan.

1.2	The Borrower’s obligations pursuant to his Loan Agreement shall be guaranteed by the Guarantor as further described herein.

2	INTERPRETATION

2.1	In this Loan Agreement, unless the context otherwise requires, the following capitalized words and expressions shall have the meaning set opposite them below:

“Assignment Agreement”	the assignment agreement between the Agent and

the Borrower, substantially in the form set out in Schedule 5.

“Assignment of Earnings”	the assignment of the Earnings as set out in the Assignment Agreement.

“Assignment of Insurances”	the assignment of the Vessel’s insurances as set out in the Assignment Agreement.

“Banking Day”	any day on which dealings in deposits of USD are carried on in the London Interbank Eurocurrency Market and on which banks are open for business in Oslo and London,

“Banks”	each and all of the lenders as set forth in Schedule 1.

“Certificate of Compliance”	the certificate to be delivered by the Guarantor pursuant to Clause 15.3, substantially in the form set out in Schedule 4.

“Commitment”	the Banks’ commitment to make available to the Borrower a term loan facility in the maximum amount of up to USD 18,000,000 to the extent not cancelled or reduced pursuant to the terms and conditions of this Loan Agreement.

“Deed of Covenants”	the deed of covenants related to the Mortgage, substantially in the form set out in Schedule 7 hereto.

“Drawdown Date”	the Banking Day on which the Commitment is drawn by the Borrower, such date to be agreed between the Borrower and the Agent but not to be later than 30 November 2007.

“Drawdown Notice”	the irrevocable notice of drawdown from the Borrower as required by Clause 5.1 (b) and substantially in the form as set out in Schedule 3.

“Earnings”	all (i) hire payable to the Borrower for the use of the Vessel, (ii) compensation payable to the Borrower in the event of requisition of the Vessel, (iii) remuneration for salvage and other services performed by the Vessel payable to the Borrower, (iv) demurrage and retention moneys receivable by the Borrower in relation to the Vessel, (v) damage for breach (or payments for variation or termination) of any contract of employment of the Vessel and (vi) other monies whatsoever due or to become due to the Borrower from any third parties in respect of the Vessel or otherwise.

“Environmental Laws”	all national, international and state laws, rules, regulations, treaties and conventions applicable to the Vessel and, pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Pollutants and actual or threatened emissions, spills, releases or discharges of Pollutants.

“Event of Default”	each event defined as an Event of Default in Clause 16.

“Factoring Agreement”	the factoring agreement in respect of the Borrower’s earnings in the amount of NOK 190,000,000 entered into between the Borrower and Bergensbanken ASA 8 January 1999 and assigned 21 December 2004 to the Agent.

“Finance Documents”	this Loan Agreement, the Security Documents and any document or agreement from time to time entered into pursuant to the terms of any such document.

“Final Maturity Date”	the date falling on the fourth anniversary of the Drawdown Date. If such date is not a Banking Day the Final Maturity Date shall be the first following Banking Day unless it would thereby fall in a new calendar month in which case it shall be the first preceding Banking Day.

“GAAP”	the generally accepted accounting principles in Norway, including the International Financial Reporting Standards (IFRS).

“Group “	the Guarantor and its Subsidiaries

“Interest Payment Date”	the last day of each Interest Period or if the Agent and the Banks should consent to longer Interest Periods than six (6) months, the last Banking Day of each six months period during that Interest Period and the last day of that Interest Period save as provided by Clause 7.2.

“Interest Period”	each period for the calculation of interest on the Loan as described in Clause 7.2.

“ISDA Agreement”	The master hedging agreement by the International Swap Dealers Association Inc. including the relevant schedule(s) thereto and any other related document and/or agreement all with terms and conditions acceptable to the Swap Provider and the Agent.

“ISM Code”	the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the Safety of Life Sea Convention and include any amendments or extensions of it and any regulation issued pursuant to it.

“LIBOR”	for any Interest Period:

(a)    the rate per annum equal to the offered quotation for deposits in USD ascertained by the Agent to be the rate established by the British Bankers’ Association and appearing on the Reuter page LIBOR 01 (or its replacement), published or reported by Reuter through its monitor service or any equivalent successor to such service at or about 11:00 hours a.m. (London time) on the applicable Quotation Date; or

(b)    if no such rate is available, the rate per annum at which the Agent is able to acquire the relevant currency for the relevant Interest Period in the London Interbank Market at about 11.00 hours a.m. (London time) on the applicable Quotation Date, as conclusively certified by the Agent to the Borrower.

“Loan”	the total aggregate amount outstanding from time to time hereunder, including but not limited to accrued interest, fees, costs and any amount due or to become due and payable hereunder.

“Majority Banks”	any Banks whose contribution to the Loan totals more than 67 % of the Loan.

“Margin”	0.80% (zero point eighty per cent) per annum.

“Market Value”	the fair market value of the Vessel in USD determined as the arithmetic average of independent valuations of the Vessel obtained from two independent and well-reputed brokers appointed by the Agent on behalf of the Banks and accepted by the Borrower. Such valuations to be made with or without physical inspection of the Vessel (as the Agent may require), on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and seller, on an “as is where is” basis free of any existing charters or other contract of employment.

“Mortgage”	the first priority mortgage on the Vessel to be executed by the Borrower in favour of the Agent (on behalf of the Banks) as security for its obligations under this Loan Agreement and being registered against the Vessel in its ships registry, substantially in the form set out in Schedule 6.

“Principal”	the principal amount outstanding hereunder.

“Repayment Date”	each date falling at quarterly consecutive intervals starting at 3 months after the Drawdown Date and ending on the Final Maturity Date.

“Safety Regulations”	all applicable safety and other regulations and as required by the classification society, the flag state or such jurisdictions where the Vessel will be employed under any charter or otherwise from time to time.

“Security Documents”	the security documents specified in Clause 13.

“Subsidiary”	a subsidiary as defined in Section 1-3 of the Norwegian Private Limited Liability Companies Act 1997 No. 45 (as amended) (“aksjeloven”).

“Swap Provider”	the provider of the relevant interest rate hedge (swap) for the Borrower, on the terms and conditions of the ISDA Agreement, being Nordea Bank Finland Plc. or any other swap provider acceptable to the Agent.

“Taxes”	any present or future taxes, levies, duties, imposts, charges, fees, deductions or withholdings levied or imposed by any governmental or other public taxing or similar authority.

“Total Loss”	a total loss as any occurrence in consequence whereof the Vessel has become or is likely to become a total loss which expression shall include:

(a) any actual, constructive, agreed, compromised or arranged total loss of the Vessel; or

(b) requisition for title or any other compulsory acquisition of the Vessel; or

(c) any other event which the insurers consider at total loss.

“USD”	the lawful currency of the United States of America.

“Vessel”	MV Atlantic Challenger, a 1990 built and 1999 rebuilt offshore construction vessel of 3,372 dwt.
3	CONSTRUCTION

3.1	In this Loan Agreement, unless the context or any express provisions of this Loan Agreement otherwise requires:
(a)	words importing the singular shall include the plural and vice versa. In particular, for so long as it is the only Bank, references to the Banks and/or the Majority Banks shall be construed as a reference to Nordea Bank Norge ASA.;

(b)	reference to any party shall be deemed to be a reference to or include, as appropriate, their respective permitted successors and assigns or transferees;

(c)	references to Clauses and Schedules are references to clauses and schedules to this Loan Agreement;

(d)	all references to statutes and other legislation include all modifications, re-enactments and amendments thereof;

(e)	a reference to this Loan Agreement or to any other agreement or document shall be construed as including a reference to all permitted amendments and/or variations thereof or supplements thereto from time to time in force.
4	COMMITMENT

4.1	The obligation of each Bank under this Loan Agreement shall be to contribute that proportion of the Loan which its commitment bears to the total of the Commitment of all Banks.

4.2	Subject to the provisions related to the Majority Banks’ decisions as set out herein, the obligations of each Bank are several, but not joint. The failure of any Bank to perform such obligations shall not relieve any other Bank, the Agent or the Borrower of any of their respective obligations or liabilities under this Loan Agreement or the Security Documents nor shall the Agent be responsible for the obligations of any Bank (except for its own obligations, if any, as a Bank) nor shall any Bank be responsible for the obligations of any other Bank under this Loan Agreement.

4.3	The obligations of the Borrower under this Loan Agreement and the Security Documents shall not be affected by:
(a)	any time or waiver granted to or composition with any third party;

(b)	any failure to enforce any rights, remedy or security against any third party;

(c)	any legal limitation, incapacity or other circumstances relating to any third party; or

(d)	this Loan Agreement or any of the Security Documents becoming invalid or unenforceable against any third party.
4.4	The Borrower shall not claim any set-off or counterclaim against any third party until the Banks have received all amounts due or to become due to them under this Loan Agreement and the Security Documents.
5	AVAILABILITY AND DRAWDOWN

5.1	The Commitment shall be available for drawdown in one drawing on the Drawdown Date on the following conditions:
(a)	the conditions precedent as per Clause 6 shall have been met;

(b)	the Borrower shall have given to the Agent a Drawdown Notice which shall be received by the Agent prior to 11 a.m. London time not less than three (3) Banking Days prior to the Drawdown Date unless a shorter notice period is accepted in writing by the Banks;

(c)	no event shall have occurred which constitutes and continues to constitute an Event of Default or which by giving of notice and/or lapse of time would constitute an Event of Default; and

(d)	the representations and warranties contained in Clause 14 shall be true and accurate at the time of giving of the Drawdown Notice and at the Drawdown Date with reference to the facts then subsisting.
5.2	The Commitment shall be available for the purpose set out in Clause 1 only.

5.3	Any undrawn part of the Commitment shall be cancelled on 31 December 2007.

6	CONDITIONS PRECEDENT

6.1	The obligations of the Agent and each Bank hereunder are subject to the condition that the Agent, on behalf of the Banks, has received, at least 3 Banking Days prior to the Drawdown Date, all the documents set forth in Schedule 2 hereto in a form and substance satisfactory to the Agent.

6.2	If the documents set out in Schedule 2 are not submitted as originals, the Agent may require that a Norwegian attorney-at-law certify photocopies of any such documents as true and correct.

7	INTEREST

7.1	The Borrower shall pay interest on the Principal on each Interest Payment Date at the annual rate which is conclusively certified by the Agent (save for manifest error) to be the aggregate of the Margin and LIBOR.

7.2	The Borrower may elect Interest Periods for the Principal of one (1), three (3)or, six (6) months duration or alternatively such other Interest Periods (if available to the Banks) to which the Agent with the consent of the Banks shall agree to, provided that:
(a)	the Borrower shall select the first Interest Period for the Loan in the Drawdown Notice. Each subsequent Interest Period shall commence on the expiry of the preceding Interest Period;

(b)	the Borrower shall select the length of the subsequent Interest Periods by informing the Agent in writing no later than 10:00 a.m. three Banking Days before the beginning of the next Interest Period;

(c)	if any Interest Period would otherwise end on a day which is not a Banking Day it shall be extended to end on the first following Banking Day unless it would thereby end in a new calendar month in which case it shall be shortened to end on the first preceding Banking Day;

(d)	if any Interest Period would otherwise extend beyond a Repayment Date there shall be a separate Interest Period ending on the Repayment Date for the amount then falling due;

(e)	Interest Periods of one (1) month duration may only be selected three times per calendar year; and

(f)	If the Borrower fails to select an Interest Period in accordance with this clause 7.2, that Interest Period shall be three (3) months.
7.3	If the Borrower fails to pay an amount on its due date for payment under this Loan Agreement, the Borrower shall pay interest on such amount on demand from that date up to and including the date of actual payment, to be compounded at the end of each of the periods under (c) below, at an annual rate which is conclusively certified by the Agent (save for manifest error) to be the aggregate of:
(a)	the Margin;

(b)	3 % per annum; and

(c)	LIBOR for such period as the Agent may select from time to time and for amounts comparable with the amounts which the Borrower has failed to pay.

8	REPAYMENT

8.1	The Borrower shall repay the Principal in 16 quarterly instalments of USD 500,000 each on each Repayment Date. The remaining Loan shall be repaid in one instalment on the Final Maturity Date.

8.2	Any repayment of Principal according to this Clause 8 may not be re-borrowed.

9	OPTIONAL PREPAYMENT/CANCELLATION

9.1	The Borrower may cancel the Commitment or prepay the Principal in whole or in part in amounts equalling USD 100,000 or whole multiples thereof, or any other amount as agreed with the Agent, on any Interest Payment Date upon giving the Agent not less than five (5) Banking Days irrevocable written notice of such cancellation or prepayment. Prepayment on any other day than the Interest Payment Date for the amounts to be prepaid, are subject to payment of any breakage costs (excluding the Margin) and redeployment losses to the Banks.

9.2	Any prepaid amounts according to Clause 9.1 of this Loan Agreement shall, unless in the event of prepayment as a consequence of a sale or Total Loss of the Vessel, reduce the Principal in inverse order of maturity, starting with the final instalment. Prepaid amounts may not be re-borrowed.

10	MANDATORY PREPAYMENT

10.1	In case of:
(a)	sale or other disposition of the Vessel; or

(b)	Total Loss; or

(c)	in the event of a capture, seizure, arrest, detention or confiscation of the Vessel by any government or by persons acting or purporting to act on behalf of any government unless the Vessel shall be released from such capture, seizure, arrest, detention or confiscation within two months after the occurrence thereof;
then the Loan shall be prepaid in full according to this Clause 10.
10.2	In the event set forth in Clause 10.1 (a) or (c), the Loan shall immediately be due and payable.

10.3	In the event of a Total Loss, the Borrower shall prepay the Loan on the earlier of (i) 180 days from the occurrence of the Total Loss and (ii) upon receipt of insurance proceeds.

10.4	Any prepaid amounts under Clause 10 of this Loan Agreement may not be re-borrowed.

10.5	Any breakage costs (excluding the Margin) and redeployment losses incurred by any Bank as a consequence of prepayment according to this Clause 10 on any other date than on Interest Payment Date for prepaid amounts shall be due and payable to the Agent on demand.

11	SET-OFF

11.1	The Borrower authorises the Agent (on behalf of the Banks) to apply any credit balance to which the Borrower is then entitled on any account of the Borrower with the Agent or with any of the Banks in satisfaction of any sum due and payable from the Borrower to the Agent and the Banks under this Loan Agreement. For this purpose, the Agent and the Banks are authorised to purchase with the monies standing to the credit of such account such other currencies as may be necessary to effect such application.

12	PAYMENTS AND CALCULATIONS

12.1	The Borrower shall at all times ensure that there are sufficient funds in its bank accounts on any Repayment Date to cover the payment of the next instalment of Principal and/or interest on the next Interest Payment Date.

12.2	All payments to be made by the Borrower hereunder shall be made to such accounts of the Agent or the Banks with such banks as the Agent shall notify the Borrower from time to time, by not later than 11. a.m. London time in USD in freely transferable funds which are for same day settlement or in such other USD funds as shall for the time being be customary for the settlement of transactions of this nature.

12.3	All payments by the Borrower shall be made without set-off or counterclaim and free and clear of and without deduction for or on account of any present or future Taxes of any nature, unless the Borrower is compelled by law to make payment subject to any such Taxes. In the event that the Borrower is compelled by law to deduct or withhold any such Taxes, the Borrower shall (i) pay to the Agent such additional amount as may be necessary to ensure that the Agent and the Banks receive a net amount equal to that which they would have received had such deductions or withholdings not been made and (ii) deliver to the Agent as soon as practicable after any request by it an official receipt of the payment of any Taxes so deducted.

12.4	If the date on which a payment is due to be made hereunder is not a Banking Day, such date of payment shall be the first following Banking Day unless payment would thereby be made in a new calendar month, in which case the payment shall be made on the preceding Banking Day.

12.5	Interest and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed on the basis of a 360 days year.

12.6	If any amount of Principal is for any reason repaid on a day other than a Repayment Date,

the Borrower shall pay to the Agent on demand such amount as may be necessary to compensate the Agent and the Banks for any loss, premium or penalty incurred by them in respect of the liquidation or reemployment of funds borrowed for the purpose of maintaining the amount repaid.

12.7	The Borrower shall promptly, on demand by a Bank, pay to that Bank the amount of any increased cost relating to this Loan Agreement incurred by it as a result of:
(a)	any change in, or any change in the interpretation or application by any competent authority of, any relevant law or regulation after the date of this Loan Agreement; or

(b)	compliance with any regulation made by a competent authority of the jurisdiction in which it is incorporated and/or in which its principal office is located after the date of this Loan Agreement, including any law or regulation relating to taxation (save for tax on overall net income and to the extent such increased cost is attributable to a Tax deduction or withholding required by law to be made by the Borrower or compensated for by Clause 12.3), or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control.
12.8	In this Loan Agreement, “increased cost” means:
(a)	an additional cost incurred by a Bank as a result of the Bank having entered into, or performing, maintaining or funding its obligations under this Loan Agreement save for an increase in general administration cost of such Bank;

(b)	a reduction in any amount payable to a Bank or the effective return to a Bank on its capital which would not have occurred had that Bank not entered into this Loan Agreement; or

(c)	the amount of any payment made by a Bank, or the amount of any interest or other return foregone by a Bank, calculated by reference to any amounts received or receivable by that Bank from the Agent or the Borrower under this Loan Agreement, all as certified by the relevant Bank, such certificate to set out in reasonable detail the circumstances giving rise to the claim for payment of increased costs and the calculations of the amount claimed and shall be conclusive evidence, save for manifest error, of the amount due from the Borrower.

13	SECURITY

13.1	The Loan shall at all times, as long as there are any outstanding amount due according to this Loan Agreement, be secured by the Guarantee stated in this Loan Agreement and the following Security Documents:
(a)	the Mortgage; and

(b)	the Assignment Agreement, containing the Assignment of Insurances and the Assignment of Earnings.
13.2	All the Security Documents shall serve as security for the Loan on a pari passu basis on first priority over the respective assets.

13.3	The Swap Provider’s exposure under the ISDA Agreement shall at all times be secured by the second priority mortgage on the Vessel.

14	REPRESENTATIONS AND WARRANTIES

14.1	The Borrower represents and warrants to the Agent and the Banks as follows:
(a)	The Borrower is a limited liability company wholly owned by the Guarantor, duly incorporated and validly existing under the laws of Norway, in good standing, and has the power to own and operate its assets;

(b)	The Borrower has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of each of the Finance Documents, and the transactions contemplated therein;

(c)	Each of the Finance Document constitutes (or will, when executed by the respective parties thereto, constitute) legal, valid and binding obligations of the Borrower and/or the Guarantor, enforceable in accordance with its terms and, save as provided for therein and/or as have been or shall be completed prior to the Drawdown Date, no registration, filing, payment of Tax or fees or other formalities are necessary or desirable to render the relevant Finance Document enforceable against the respective parties and, in respect of the Vessel, for the Mortgage to constitute valid and enforceable first priority mortgage;

(d)	The entry into and performance by the Borrower of the Finance Documents and the transactions contemplated thereby do not and will not conflict with:
(i)	any present law or regulation or judicial or official order applicable to it;

(ii)	its articles of association or other constitutional documents; or

(iii)	any document or agreement which is binding on the Borrower;
(e)	All authorisations and consents required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, each of the Finance Documents, and for the Borrower to carry on its business, have been obtained and are in full force and effect, or will be obtained prior to the Borrower serving the Drawdown Notice hereunder;

(f)	The accounts of the Borrower most recently delivered to the Agent :
(i)	have been prepared in accordance with generally accepted accounting principles in Norway, consistently applied;

(ii)	fairly represent the financial conditions of the Borrower, as at the date on which they were drawn up;
and there has been no material adverse change in the financial condition of the Borrower since the date on which those accounts were drawn up, which might reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its obligations under the Finance Documents;

(g)	All financial documents and information relating to the Borrower or otherwise relevant to the matters contemplated by this Loan Agreement which have been supplied by or on behalf of the Borrower to the Agent are complete and, as at the date of such documents or information, correct in all material respects, and the Borrower has not omitted to disclose to the Agent any off-balance sheet liabilities or other information, documents or agreements which, if disclosed, could reasonably be expected to affect the decision of the Agent or the Banks to enter into this Loan Agreement.

(h)	No litigation, arbitration or administrative proceedings are current or, to the Borrower’s knowledge, pending or threatened against the Borrower which might, if adversely determined, be reasonably expected to have a material adverse effect on its ability to perform its obligations under any of the Finance Documents;

(i)	The Borrower is operating its business and the Vessel in compliance with all relevant applicable laws, including but not limited to the Safety Regulations, the Environmental Laws, and any other applicable laws and regulations;

(j)	The Borrower has delivered all necessary tax returns to the relevant taxation authorities and the Borrower is not in default in the payment of Taxes, and no material claim is being asserted with respect to Taxes;

(k)	The Borrower complies in all respects with all Environmental Laws applicable to it or the Vessel, including without limitation, requirements relating to establishment of financial responsibility and obtained the Environmental Approval applicable to it and the Vessel .
14.2	The representations and warranties set out in Clause 14 are made by the Borrower on the date of this Loan Agreement and shall be deemed to be repeated by the Borrower at the date of the Drawdown Notice and each Interest Period selection notice, as well as the first day in each Interest Period, with reference to the facts and circumstances then existing, unless otherwise notified to the Agent in writing, and if not permitted under this Loan Agreement, waived by the Banks prior to such dates.

15	COVENANTS AND UNDERTAKINGS

15.1	Each of the Borrower and the Guarantor undertakes with the Banks that, as long as any amount is owed to the Banks hereunder, it will comply with the following covenants and undertakings set out in this Clause 15. Each of the Borrower and the Guarantor undertake to promptly inform the Agent in writing of any occurrence or event which constitutes or may constitute a breach of the covenants and undertakings which apply to it pursuant to this Clause 15.

15.2	Each of the Borrower and the Guarantor undertakes to deliver to the Agent the following (which, upon the reasonable request of the Agent shall be in the English language):
(a)	1 (one) copy confirmed by its auditor (who shall be an authorised public accountant) of its audited balance sheets as of the close of each financial year and audited statement(s) of profit and loss, cash flow reports and annual reports within 150 (one hundred and fifty) days after the close of each financial year;

(b)	its unaudited consolidated financial statements within 90 (ninety) days after the end of the 1st, 2nd and 3rd calendar quarter;

(c)	such financial and other information as the Agent, in its sole discretion, may from time to time reasonably request;
15.3	The Guarantor undertakes, within 90 (ninety) days after the end of each calendar quarter, to deliver Certificate of Compliance to the Agent, as confirmation of the Guarantor’s compliance with the following financial covenants, all calculated on a consolidated basis and in accordance with GAAP:
(a)	Working Capital: The ratio of Current Assets to Current Liabilities to remain greater than 1.1:1.0.

(b)	Minimum Leverage Ratio: The ratio of consolidated Net Interest Bearing Debt to EBITDA (including any lease obligations) on a trailing four quarter basis shall at no time be greater than 4:1.

(c)	Minimum Book Equity: The Book Equity shall at all times be no less than 35% of the aggregate of (i) the Book Equity and (ii) the Total Liabilities.
The above financial terms shall in the context of this clause 15.3 on the date of calculation be defined as follows all in accordance with GAAP:

“Current Assets” shall mean on a consolidated basis for the Group, the aggregate of (i) the account receivables, Free Cash and marketable securities, trade and other receivables realisable within one year and (ii) inventories and prepaid expenses which are to be charged to income within one year.

“Free Cash” shall mean on a consolidated basis for the Group, the aggregate amount (expressed in USD or as a USD equivalent) of all amounts of the Guarantor which are standing to the credit of current and deposit accounts with banks and other deposit taking institutions, excluding prepaid amounts and any amounts to which the right of access or use is blocked or restricted (whether by way of encumbrance or otherwise).

“Current Liabilities” shall mean on a consolidated basis for the Group, the aggregate amount of the Guarantor’s trade credits and the aggregate liabilities towards other creditors in respect of operating items payable within one year, including any accrued interest.

“EBITDA” shall mean on a consolidated basis for the Group, the consolidated earnings before interest, taxes, depreciation, amortisation, and any gain or loss from sale of assets or other extraordinary gains and losses.

“Net Interest Bearing Debt” shall mean on a consolidated basis for the Group, the aggregate interest bearing debt including financial lease obligations less Free Cash.

“Book Equity” shall mean the book equity on a consolidated basis for the Group.

“Total Liabilities” shall mean the book value of the total liabilities on a consolidated basis for the Group.
15.4	The Borrower further undertakes that as long as any amount is outstanding under this Loan Agreement:
(a)	it will promptly inform the Agent of any occurrence or event of which it becomes aware which constitutes an Event of Default or will materially adversely affect the Borrower’s ability to perform its obligations hereunder or under any of the Finance Documents;

(b)	It will provide the Agent in writing, promptly upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings, hereunder any environmental claim, which are current or, to its knowledge, threatened or pending against it and which might, if adversely determined, be reasonably expected to have a material adverse effect on its ability to perform its obligations under the Finance Documents, and further details of any such matters previously disclosed to the Agent, as the Banks may reasonably request;

(c)	it will not make any changes to its by-laws or merge, demerge, consolidate or liquidate or in any other way make any amendments to its corporate status without the prior written consent of the Agent on behalf of the Banks;

(d)	it will not make any changes in its fiscal year, the nature of its business, its company name, its legal structure or organisation and/or its corporate seat without the Agent’s prior written consent on behalf of the Banks;

(e)	it will at all times manage its business and the Vessel in compliance with all relevant applicable laws and regulations and notify the Agent immediately of any breach thereof;

(f)	it will procure that the Vessel is insured according to the following terms and conditions:
(i)	the Vessel shall be fully insured against such risks, in such amounts, on such terms (always applying Norwegian law and including the terms of the Norwegian Marine Insurance Plan of 1996, version 2002 (as amended from time to time) as the Agent may approve (such approval not to be unreasonably withheld). Such insurances shall include, but not be limited to Hull and Machinery, Hull Interest, Freight Interest, Protection & Indemnity (including a maximum club cover for oil pollution liability for the Vessel, presently USD 1,000,000,000), War Risk (including terrorism) and Loss of

Hire.

(ii)	Insurance shall be maintained with first class underwriters and insurance companies and at terms acceptable to the Agent and shall note and maintain the notation of the Agent (on behalf of the Banks) as mortgagee and as further set out in the loss payable clause in the Assignment Agreement.

(iii)	The insured value of the Vessel shall at all times be equal to or higher than its Market Value, and the aggregate insured value of the Vessel shall be equal to or greater than 125% (hundred and twenty five per cent) of the Loan.

Furthermore, the Hull and Machinery insured value of each Vessel shall at all times cover 80% (eighty per cent) of its Market Value, and the aggregate Hull and Machinery insured value of all Vessels shall be equal to or greater than the Loan, while the remaining cover may be taken out by way of Hull and Freight Interest insurances.

(iv)	insurance premiums shall be paid punctually and the Borrower shall renew the insurances timely and deliver the annual certificates to the Agent evidencing that the Vessel is insured and that the Agent (on behalf of the Banks) is noted as mortgagee in the Vessel’s insurance policies with first priority; and

(v)	In addition to the insurances specified above, the Agent may require (a) a Mortgagees Interest Insurance (M.I.I) and (b) when and if the Vessel is operating the territory of the United States of America, Mortgagee Interest Additional Perils insurance, in which case the Borrower shall procure that the Agent be reimbursed, or reimburse the Agent, in full all and any costs incurred by the Agent to secure the interest of the Banks in relation thereto.
(g)	it will at all times comply with the Safety Regulations and the Environmental Laws applicable to any of them from time to time, and comply with all international conventions and regulations, including SOLAS conventions and the International Management code for the Safe Operation of Ships and for Pollution Prevention adopted by the International Maritime Organisation. In particular, the Borrower shall ensure compliance with the ISM Code and shall ensure that any charterer and any company performing management services on behalf of the Borrower complies with said conventions and regulations;

(h)	it will deliver to the Agent copies of all relevant certificates required under the Safety Regulations and Environmental Laws when such certificates are required by the relevant authorities.

(i)	it will promptly notify the Agent in writing (in case of urgency by telefax) of:
(i)	any accident to the Vessel involving repairs where the cost is likely to exceed USD 100,000 (or the equivalent in any other currency);

(ii)	any occurrence in consequence whereof the Vessel has become or is likely to become a Total Loss;

(iii)	any arrest, capture, seizure, detention or confiscation of the Vessel or the exercise or purported exercise of any lien on the Vessel;

(j)	it will as soon as possible and in no event later than 30 days after the Borrower, or any of its key employees become aware of the same, procure that any arrest or other similar charges against the Vessel shall be released;

(k)	the Borrower shall maintain the Vessel classified in the highest class with either Bureau Veritas or another classification society acceptable to the Agent, and not change such classification society without the prior written consent of the Agent;

(l)	it will not change the flag of the Vessel or register or grant or permit any mortgage or other encumbrance over the Vessel other than permitted by this Loan Agreement (hereunder the second priority mortgage over the Vessel as security for the Borrower’s obligations under the Swap arrangement with the Swap Provider) without the prior written consent of the Agent on behalf of the Banks;

(m)	it shall semi-annually (or up to quarterly if the Agent deem that the circumstances require updated reports) establish the Market Value and submit the written report thereof to the Agent, and shall procure that the Market Value at all times exceeds 130 % of the Loan.
15.5	The Guarantor further undertakes that as long as any amount is outstanding under this Loan Agreement:
(a)	it will not permit any changes of ownership and/or control of the Borrower without the prior written consent of the Agent on behalf of the Banks;

(b)	it will not make any changes in its fiscal year, the nature of its business or that of its subsidiaries, its company name, its legal structure or organisation and/or its corporate seat without the Agent’s prior written consent on behalf of the Banks;

(c)	it will promptly inform the Agent of any occurrence or event of which it becomes aware which constitutes an Event of Default or will materially adversely affect the Borrower’s or the Guarantor’s ability to perform their respective obligations hereunder or under any of the Finance Documents;

(d)	it will not, and shall ensure that the subsidiaries of the Guarantor shall not, merge, demerge, consolidate or liquidate or in any other way make any amendments to its corporate status without the prior written consent of the Agent on behalf of the Banks;

(e)	it will maintain its listing on the Oslo Stock Exchange at all times.
15.6	The Borrower may enter into interest rate hedging arrangements on the terms and conditions of the ISDA Agreement for a notional amount not exceeding the Loan and for periods up to the Final Maturity Date.
16	EVENTS OF DEFAULT

16.1	Each of the following events or circumstances is an Event of Default:

(a)	the Borrower fails to pay any sum due hereunder on the due date provided, however, that it shall not be an Event of Default if such failure is due to an administrative or technical banking error and such failure is remedied within three (3) Banking Days;
(b)	the Borrower and/or the Guarantor otherwise defaults in the due performance or observance of any undertaking, covenant or other obligation or term contained herein or in any of the Finance Documents. No Event of Default under this paragraph (b) will occur if, in the reasonable opinion of the Agent, the failure to comply is capable of remedy and is remedied within 10 Business Days of the earlier of the Agent giving notice to the Borrower and/or the Guarantor and the Borrower and/or the Guarantor becoming aware of the failure to comply. For the avoidance of doubt, a breach of Clauses 15.4 (f) (insurances) and 15.4 (l) (flag) is not capable of remedy.

(c)	a change of ownership and/or control of the Borrower shall occur without the Agent’s prior written consent;

(d)	any representation or warranty made by the Borrower in this Loan Agreement or in the Finance Documents or in any notice, certificate or statement delivered or made pursuant hereto proves to have been inaccurate or misleading in any material respect when made;

(e)	a material adverse change shall occur with respect to the financial condition of the Borrower and/or the Guarantor or any creditor of the said parties declares a default, or is capable of declaring a default under any agreement imposing obligations upon the Borrower or the Guarantor in amounts exceeding USD 1,000,000 and USD 5,000,000, respectively, provided that the defaulting party is unable to demonstrate to the satisfaction of the Banks within seven (7) Banking Days after the declaration of such default that the subject party is not in default;

(f)	the Borrower and/or the Guarantor is unable or admits in writing its inability to pay its lawful debts as they mature or makes a general assignment for the benefit of its creditors;

(g)	any proceedings are commenced or any judgement or order is given by a competent court or any effective resolution is passed for or with the view to bankruptcy, liquidation or reorganisation of the Borrower and/or the Guarantor or for the appointment of a receiver, trustee or liquidator of the Borrower and/or the Guarantor or all or any substantial part of its assets unless contested in good faith;

(h)	the Borrower and/or the Guarantor ceases or threatens to cease to carry on its business otherwise than, in case of the Borrower, following the voluntary sale of the Vessel, or disposes or threaten to dispose of a substantial part of its assets or the same are seized or appropriated for any reason;

(i)	the Borrower shall suffer a material adverse change in its financial position which, in the reasonable opinion of the Banks, will adversely affect the Borrower’s ability to repay the Loan;

(j)	any governmental or other consent, approval or authorisation necessary for the Borrower to fulfil all its obligations hereunder or otherwise to give full effect to any of the Finance Documents is revoked or otherwise modified in a manner unacceptable to the Banks in their reasonable opinion;

(k)	any of the Security Documents cease to be in full force and effect on the priority as required by Clause 13; and

(l)	it becomes impossible or unlawful for the Borrower to fulfil any of its undertakings or other obligations under this Loan Agreement and the Security Documents or for the Agent or the Banks to exercise any of their rights thereunder.
16.2	Upon the occurrence of an Event of Default the Agent may, and if so instructed by the Majority Banks, give notice to the Borrower declaring that the obligations of the Banks hereunder shall terminate forthwith and the Loan shall become immediately due and payable by the Borrower together with accrued interest thereon as set out in Clause 7.

16.3	Notwithstanding any notice under Clause 16.2, the Banks shall be entitled to exercise any remedy conferred upon the Banks by this Loan Agreement and any of the Security Documents upon the occurrence of an Event of Default.

17	CHANGES IN CIRCUMSTANCE

17.1	In the event that any of the Banks by reason of circumstances affecting the market are unable at the relevant time to obtain deposits in USD in the London Interbank Eurocurrency Market to fund the Commitment or the Loan (as the case may be), the Agent shall forthwith notify the Borrower thereof and until such notice is withdrawn the obligation of the Banks to advance the Commitment or the Loan (as the case may be) shall be suspended. The Banks shall then endeavour to fund the relevant part of the Commitment or the Loan (as the case may be) with USD from such alternative sources as may be available to them and in such case the rate of interest payable on such amount by the Borrower shall be the aggregate of the Margin and the rate as the Banks shall from time to time certify as being the cost to them of the relevant funds.

17.2	If any of the Banks are unable to fund the relevant USD amount from alternative sources, or the Borrower does not accept the terms of such alternative funding (which the Borrower shall be at liberty to do), the Borrower shall repay to the Agent (for the account of the Banks) the Loan or the affected part thereof together with accrued interest thereon on the earlier of the date falling five (5) Banking Days after receipt of written notice thereof and the next Interest Payment Date.

17.3	If, at any time when any of the Banks are funding from alternative sources, they find that USD deposits again are available to them in the London Eurocurrency Market they shall forthwith notify the Borrower via the Agent and resume the ordinary terms of this Loan Agreement as soon as the alternative source funding may be converted into ordinary funding hereunder.

17.4	In the event that it shall become unlawful for any of the Banks or the Agent to make the Commitment available or maintain or fund the Loan (as the case may be) or any part thereof, then the Banks’ obligations shall terminate and all amounts owing by the Borrower to all the Banks hereunder shall become due and payable on demand.

17.5	In the event that any law, regulation or official directive (having the force of law) or change in the same shall subject any of the Banks to any Taxes or impose any reserve, deposit or other requirement (including capital adequacy) which results in an increase in the cost to any of the Banks of making available the Commitment or maintaining or funding the Loan (as the case may be) or results in a reduction in the amount of Principal or interest receivable by any of the Banks by an amount which is deemed by such Banks to be material, then such Banks shall promptly upon becoming aware of the same notify the Borrower in writing via the Agent of the amount required to compensate such Banks for such additional cost or reduced receipt. Such amount which is relevant in the circumstances shall be payable by the Borrower on the earlier of the date falling ten (10) Banking Days after receipt of such written notice and the next following Interest Payment Date. If the Borrower chooses to prepay the Loan, the Borrower shall nevertheless compensate the Banks for such reasonable additional cost or reduced receipt up to and including the date of prepayment.

18	FEES AND COSTS

18.1	The Borrower shall pay to the Agent:
(a)	a non-refundable arrangement fee in an amount equal to 0.25% (zero point twenty five per cent) of the Commitment due and payable to the Agent on the Drawdown Date for further distribution to the Banks at the discretion of the Agent;

(b)	a non-refundable commitment fee of 0.25% (zero point twenty five per cent) per annum calculated on the basis of the difference between the Commitment and the amount drawn under the Original Loan, payable from the signing of the firm offer until the Commitment is fully drawn (or such earlier date as the Commitment is cancelled or terminated);

(c)	a non-refundable agency fee of NOK 25,000 per year, due and payable to the Agent in advance for each year, first time on the Drawdown Date and thereafter on each anniversary thereof until the earlier of the Final Repayment Date or cancellation or termination of the Loan;

(d)	upon demand, all legal expenses (including external legal assistance) and other reasonable expenses incurred by the Agent and the Banks in connection with the preparation, syndication, execution and (where appropriate) recording of this Loan Agreement and the Security Documents and any other document incidental hereto and in protecting or enforcing any rights of the Agent and the Banks hereunder or otherwise in connection with the Loan and the Finance Documents.
19	CURRENCY INDEMNITY

19.1	The Borrower hereby agrees that no payment to the Agent or the Banks hereunder pursuant to any judgement or order of any court or otherwise shall operate to discharge the obligations of the Borrower unless and until payment in full shall have been received in the currency in which the Loan is outstanding. To the extent that the amount of any such payment shall be made in a currency other than the currency of the Loan and on actual conversion from such currency shall fall short of the amount of the relevant obligation expressed in the currency of the Loan, the Agent and the Banks shall have a further and separate cause of action against the Borrower for the recovery of such sum as shall after conversion into the currency of the Loan be equal to the amount of the shortfall.
20	TRANSFER AND PARTICIPATION

20.1	This Loan Agreement shall be binding upon and inure to the benefit of the Banks, the Agent, the Borrower and the Guarantor and their respective successors and permitted assigns.

20.2	The Borrower or the Guarantor may not assign or transfer any of the rights or obligations under this Loan Agreement without the prior written consent of the Banks.

20.2	The Banks may transfer the Commitment and the Loan in whole or in part to other banks or financial institutions. The Borrower and the Guarantor agree to sign all documents which in the reasonable opinion of the Agent or the Banks are necessary or desirable to effectuate such transfer, including but not limited to relevant supplements or renewals for the Security Documents. The transferring Bank shall cover costs related to initial transfers to affiliated banks. Reasonable costs related to subsequent transfers to other banks or financial institutions shall be covered by the Borrower only in the event such transfer is motivated by reasons (such as new regulations) outside the control of the transferring Bank. The Agent shall in any event continue to act as Agent.

20.3	In the event the Banks transfer any part of the Commitment and/or the Loan according to Clause 21.2, references herein to the Banks shall, as the context shall permit, be understood to mean the Banks and/or their transferees. The obligations and liabilities of each Bank in relation to the Commitment and in relation to renewals of and otherwise with respect to the Loan, shall be several in proportion to their respective participation in the Commitment and the Loan unless otherwise specified herein.

21	GUARANTEE AND INDEMNITY

21.1	The Guarantor irrevocably and unconditionally:
(a)	guarantees to the Agent and each Bank, as and for its own debt and not merely as surety (Norwegian: “selvskyldnerkausjonist”), the punctual performance by the Borrower of all of the Borrower’s obligations under the Finance Documents;

(b)	undertakes with the Agent and each Bank that whenever the Borrower does not pay any amount when due under or in connection with any of Finance

Documents, the Guarantor shall immediately on demand by the Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies the Agent and each Bank immediately on demand against any cost, loss or liability suffered by that party if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that party would otherwise have been entitled to recover.
21.2	The obligations of the Guarantor hereunder (the “Guarantee Obligations”) are continuing obligations and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

21.3	The liability of the Guarantor hereunder shall be limited to USD 18,000,000, plus any unpaid amount of interest, fees, liability and expenses under the Finance Documents.

21.4	If any payment by the Borrower or any discharge given by a Bank (whether in respect of the obligations of the Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of the Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Bank shall be entitled to recover the value or amount of that security or payment from the Guarantor, as if the payment, discharge, avoidance or reduction had not occurred.
21.5	The obligations of the Guarantor under this Clause 21 will not be affected by an act, omission, matter or thing which, but for this Clause 21, would reduce, release or prejudice any of its obligations under this Clause 21 (without limitation and whether or not known to it or any Bank) including:
(a)	any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)	the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of the Borrower;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)	any amendment (however fundamental) or replacement of any of the Finance Documents or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any of the Finance Documents or any other document or security; or

(g)	any insolvency or similar proceedings.
21.6	Furthermore, the Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):
(a)	§ 63 (1) — (2) (to be notified of any Event of Default hereunder and to be kept informed thereof);

(b)	§ 63 (3) (to be notified of any extension granted to the Borrower in payment of principal and/or interest);

(c)	§ 63 (4) (to be notified of the Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(d)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(e)	§ 67 (2) (about any reduction of the Guarantor’s liabilities hereunder, since no such reduction shall apply as long as any amount is outstanding under the Finance Documents);

(f)	§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(g)	§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Agent and/or theBanks under the Finance Documents until and unless the Agent and the Banks shall have received all amounts due or to become due to them under the Finance Documents);

(h)	§ 71 (as the Agent or the Banks shall have no liability first to make demand upon or seek to enforce remedies against the Borrower or any other security provided in respect of the Borrower’s liabilities under the Transaciton Documents before demanding payment under or seeking to enforce the Guarantee Obligations of the Guarantor hereunder);

(i)	§ 72 (as all interest and default interest due under any of the Finance Documents shall be secured by the Guarantee Obligations of the Guarantor hereunder);

(j)	§ 73 (1) — (2) (as all costs and expenses related to an Event of Default under this Loan Agreement shall be secured by the Guarantee Obligations of the Guarantor hereunder); and

(k)	§ 74 (1) — (2) (as the Guarantor shall not make any claim against the Borrower for payment until and unless the Agent and the Banks first shall have received all amounts due or to become due to them under the Finance Documents).

21.7	The Guarantor waives any right it may have of first requiring any Bank (or the Agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 21. This waiver applies irrespective of any law or any provision of any of the Finance Documents to the contrary.

21.8	Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Bank (or the Agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Bank (or the Agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 21.
21.8	Until all amounts which may be or become payable by the Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by the Borrower;

(b)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Agent or the Banks under the Finance Documents or security taken pursuant thereto.
21.9	This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Agent or any Bank.
22	AGENCY

22.1	Each Bank irrevocably authorises the Agent to take such action on such Bank’s behalf and to exercise such powers under this Loan Agreement as are specifically delegated to the Agent by the terms hereof together with all such other powers as are reasonably incidental thereto. The relationship between the Agent and each Bank is that of agent and principal only, and nothing herein shall be deemed to impose on the Agent any obligations other than those for which express provision is made herein. In performing its duties and functions hereunder, the Agent shall exercise the same care as it normally exercises in making and handling loans for its own account. The Agent assumes no responsibility and neither the Agent nor any of its officers, directors, employees or agents shall be liable to the Banks or any of them for any action taken or omitted to be taken hereunder or in connection with the Finance Documents unless caused by its or its employees’ or its agents’ gross negligence or wilful misconduct.

22.2	Except as otherwise expressly provided herein, the Agent shall distribute promptly to each of the Banks, in proportion to each Bank’s participation in the Loan, all sums received by it on behalf of the Banks hereunder.

22.3	If any Bank at any time receives or recovers by set-off or otherwise any sum which it is obliged (or being so entitled has elected) to apply towards payment of any amount due to it hereunder (otherwise than amounts specifically payable at that Bank under the terms of this Loan Agreement) then such Bank shall be obliged to offer to each other Bank through the Agent such payment by way of an adjustment in the amount as may be necessary to ensure that at all times each Bank receives the same proportion of principal, interest and commitment commission due to it under this Loan Agreement as each other Bank, provided, however, that such offer may be conditional upon each Bank who may accept such offer (the “Accepting Bank”) agreeing to indemnify the Bank making such offer (the “Offering Bank”) in terms reasonably acceptable to the Offering Bank against any loss (other than the loss suffered by such payment by way of adjustment) which the Offering Bank may subsequently suffer by reason of having made such payment by way of adjustment to such Accepting Bank.

As between the Borrower and the Offering Banks, the Borrower shall remain indebted to the Offering Bank under this Loan Agreement in the amount paid by the Offering Bank to the Accepting Banks as if the Offering Bank had not received or recovered such amount.

22.4	The Agent will promptly advise the Banks of each notice received by it from the Borrower and/or the Guarantor hereunder unless the subject matter of such notice calls for action or attention to the Agent only. The Agent shall not be under any obligation to ascertain or inquire as to the performance or observance by the Borrower of its obligations hereunder other than (a) the Borrower’s obligations to make payments on the due date therefore, and (b) the monitoring of continued insurance of the Vessel in accordance with this Loan Agreement.

22.5	Each Bank shall, in proportion to such Bank’s participation in the Commitment and the Loan, reimburse the Agent on demand for all expenses incurred by the Agent in connection with the negotiation, preparation and execution of this Loan Agreement and the Security Documents and any amendments thereto, the preservation or enforcement of any right of the Agent or the Banks hereunder and thereunder or otherwise in connection with the Loan, and shall indemnify and hold the Agent harmless against any loss or liability which the Agent may suffer or incur by reason of an action taken or omitted by it as the Agent hereunder except such as results from the Agent’s gross negligence or wilful misconduct, all to the extent that such expenses are reimbursable under Clause 12.7 but shall not have been recovered from or indemnified by the Borrower.

22.6	In performing its duties and exercising its power hereunder the Agent will be entitled to rely in good faith on (a) any document and communication believed by it to be genuine and to have been signed or sent by the person by whom it purports to have been signed or sent and (b) the opinions and statements of professional advisers selected by it in connection herewith, and shall not be liable to any other party for any consequence of any such reliance.

22.7	The Agent shall not be responsible to any Bank for the truth or accuracy of any representation warranty, undertaking or covenant given or made herein nor for the validity, effectiveness, adequacy or enforceability of this Loan Agreement. The Agent shall not be required to make any enquiry as to the performance or observance by the

Borrower and/or theguarantor of any of the terms, provisions or conditions of this Loan Agreement nor the existence or possible existence of any Event of Default.

22.8	Each Bank shall be responsible for making its own independent investigation of the financial condition and affairs of the Borrower and the Guarantor in connection with the Commitment and continuance of the Loan and has made its own appraisal of the creditworthiness of the Borrower and the Guarantor.

23	NOTICES AND MISCELLANEOUS

23.1	All notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been truly given or made when delivered in writing or by facsimile, at their respective addresses given below or at such other addresses as the parties may hereafter specify to each other in writing:
(i)	The Agent:

For credit matters:

Nordea Bank Norge ASA Att: Oddbjørn Warpe PO BOX 1166 Sentrum 0107 OSLO

Telefax: +47 22 48 66 68

For Loan Administration:

Nordea Bank Norge ASA Att: International Loan Administration PO BOX 1166 Sentrum 0107 OSLO

Telefax: +47 22 48 42 78

(ii)	The Borrower:

DeepOcean Shipping AS Att: CEO Gerhard Skåleskog Telefax: + 47 52 70 04 01

(iii)	The Guarantor:

DeepOcean ASA

Att: CFO Gerhard Skåleskog

Telefax: + 47 52 70 04 01
23.2	Communications sent by letter or telefax shall be effective on receipt if received within normal business hours on a Banking Day at the place of receipt and otherwise at 09.00 hours on the next following Banking Day. Any communication by telefax sent by the Borrower or the Guarantor to the Agent or the Banks shall be confirmed by letter if so requested.

23.3	Any notice given under or in connection with any Finance Document must be in English. All other documents provided under or in connection with any Finance Document must be:
(a)	in English; or

(b)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document. The Agent may require an English translation only if one or more of the Finance Parties is non-Norwegian.
23.4	No failure or delay on the part of the Banks or the Agent to exercise any power, right or remedy under this Loan Agreement or any of the Security Documents shall operate as a waiver thereof, nor shall any single or partial exercise by the Banks or the Agent of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided herein and in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

24	LAW AND JURISDICTION

24.1	This Loan Agreement shall be governed by and interpreted under the laws of Norway.

24.2	Any action or proceeding against the Borrower and/or the Guarantor under this Loan Agreement may be brought and enforced in the courts in the City of Oslo and in any other court having jurisdiction, whether concurrently or not.

24.3	The choice of venue shall not prevent the Banks from enforcing any of the Security Documents in other jurisdictions the Banks deem more appropriate, specifically actions against the Vessel may be enforced where the Vessel is located or registered.

25	SIGNATURES
This Agreement has been entered into in three counterparts by their duly authorised representatives on the date first mentioned above.

For and on behalf of	For and on behalf of
DEEPOCEAN SHIPPING AS	NORDEA BANK NORGE ASA
(as Borrower)	(as Agent)

Signature	Signature

For and on behalf of	For and on behalf of
DEEPOCEAN ASA	NORDEA BANK NORGE ASA.
(as Guarantor)	(as Bank )

Signature	Signature

Schedule 1 to the Loan Agreement dated 19 November 2007 between DeepOcean Shipping AS and Nordea Bank Norge ASA
LIST OF BANKS AND FINANCIAL INSTITUTIONS
THE BANKS AND THEIR COMMITMENT

Banks	Commitment

Nordea Bank Norge ASA	USD 18,000,000

Total	USD 18,000,000

Schedule 2 to the Loan Agreement dated 19 November 2007 between DeepOcean Shipping AS and Nordea Bank Norge ASA
CONDITIONS PRECEDENT
1.	Documents in respect of the Borrower:
(a)	the Articles of Association (Norwegian: “Vedtekter”);

(b)	a Certificate of Registration (Norwegian: “Firmaattest”);

(c)	a resolution of the board of directors authorising the execution of the Finance Documents to which it is a party;

(d)	a power of attorney to its representatives for the execution and registration of the Finance Documents to which it is a party;

(e)	all approvals, authorisations and consents required by any government or other authorities in order for the Borrower to enter into and perform its obligations under this Loan Agreement and/or any of the Finance Documents to which it is a party;

(f)	a budget, to be delivered to the Agent evidencing the projected operating expenses of the Vessel on an annual basis;

(g)	Confirmation of acceptance by the Borrower to the Agent’s letter setting out the effective annual interest; and

(h)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 18 (Fees and Costs) have been paid or will be paid on the Drawdown Date.
2.	Documents in respect of the Guarantor:
(a)	the Articles of Association (Norwegian: “Vedtekter”);

(b)	a Certificate of Registration (Norwegian: “Firmaattest”);

(c)	a resolution of the Board of Directors authorising the execution of this Loan Agreement; and

(d)	most recent (dated 31 December 2006 or later) audited financial statements .
3.	Documents in respect of the Vessel:
(a)	evidence that the Vessel is registered in the name of the Borrower in the Isle of Man ship registry and that the Mortgage is executed and recorded with its intended first priority over the Vessel and that no other encumbrances (except for a second priority mortgage over the Vessel in favour of the Swap Provider) are registered against the Vessel;

(b)	an updated class certificates in respect of the Vessel from the relevant classification society, confirming that the Vessel is in class with no overdue conditions or recommendations;

(c)	copies of insurance policies/cover notes documenting that insurance cover has been taken out in respect of the Vessel in accordance with Clause 15.4 k) (Insurances), and evidence that the Agent’s (on behalf of the Banks) security interests in the insurance policies have been noted in accordance with relevant notices and acknowledgements as required under the Assignment of Insurances; and

(d)	copies of the document of compliance with applicable Safety Regulations and any certificates issued with respect to the Vessel as required by the relevant authorities at such time.
4.	The Finance Documents and related documents:
(a)	this Loan Agreement executed by the Borrower in three (3) originals;

(b)	a copy of the ISDA Agreement and the second priority mortgage over the Vessel in favour of the Swap Provider;

(c)	the Drawdown Notice;

(d)	the Certificate of Compliance;

(e)	the Assignment of Insurances;

(f)	the Assignment of Earnings;

(g)	the Mortgage;

(h)	the Deed of Covenants; and

(i)	the notices of assignment to and acknowledgement and consent from the relevant parties as required in the Assignment of Insurances and the Assignment of Earnings.
5.	Legal opinions

Favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

6.	Other documents:

Such other documents as the Agent may reasonable require and which shall be requested in writing from the Borrower within two (2) Banking Days prior to the Drawdown Date at the latest.

Schedule 3 to the Loan Agreement dated 19 November 2007 between DeepOcean Shipping AS and Nordea Bank Norge ASA
FORM OF DRAWDOWN NOTICE

FORM OF DRAWDOWN NOTICE:
[Place and date]
NORDEA BANK NORGE ASA
Att:
Dear Sirs,
RE: USD 18,000,000 CREDIT FACILITY AGREEMENT
We refer to the credit facility agreement dated 19 November 2007 (the “Loan Agreement”) made between Nordea Bank Norge ASA and certain banks as lenders (the “Banks”), and Nordea Bank Norge ASA as Agent on behalf of the Banks, and the undersigned as Borrower, in respect of the captioned loan.
Capitalised words and expressions are used herein as defined in the Loan Agreement.
We hereby give you notice that we wish to draw USD 18,000,000 of the Commitment in the amount of USD 18,000,000 on [•] 2007 to refinance the loan provided to us pursuant to the loan agreement dated 20 December 2004 (as later amended) and ask you upon your satisfaction of the conditions of Clause 6 of the Loan Agreement to transfer the amount to [account no., account bank and account holder to be specified].
We hereby select that the initial Interest Period shall be ___ months.
We hereby represent and warrant that no event has occurred which constitutes an Event of Default or which by giving of notice and/or lapse of time would constitute an Event of Default. We furthermore represent and warrant that our representations contained in the Loan Agreement are true and accurate at the time hereof with reference to the facts now subsisting.
Yours faithfully,
DeepOcean Shipping AS

[signed by duly authorised persons of the Borrower]

Schedule 4 to the Loan Agreement dated 19 November 2007 between DeepOcean Shipping AS and Nordea Bank Norge ASA.
FORM OF CERTIFICATE OF COMPLIANCE

FORM OF COMPLIANCE CERTIFICATE:
[Place and date]
NORDEA BANK NORGE ASA
Attn:
Dear Sirs,
DEEPOCEAN SHIPPING AS — USD 18,000,000 CREDIT FACILITY AGREEMENT
We refer to the credit facility agreement dated 19 November 2007 (the “Loan Agreement”) made between Nordea Bank Norge ASA. and the financial institutions as lenders (the “Banks”), and Nordea Bank Norge ASA as Agent and arranger on behalf of the Banks, and the undersigned as Guarantor, in respect of the captioned loan.
Capitalised terms defined in the Loan Agreement shall have the same meaning when being used in this compliance certificate.
With reference to clause 15.3 of the Agreement, we confirm that as at [date] the following to be a true:
Covenants regarding the Guarantor:

Covenant	Status at the date hereof	Minimum requirement
Working Capital		The ratio of Current Assets to Current Liabilities to be greater than 1.1:1.0.

Minimum Leverage Ratio		The ratio of consolidated Net Interest Bearing Debt to EBITDA (including any lease obligations) on a trailing four quarter basis shall at no time be greater than 4:1.

Minimum Book Equity		The Book Equity shall at all times be no less than 35% of the aggregate of (i) the Total Book Assets and (ii) the Total Liabilities
No event has occurred which with or without notice and/or lapse of time would constitute an Event of Default under the Loan Agreement.
We hereby repeat the representations and warranties of the Loan Agreement clause 14 which relate to us to be true and correct in all respects at the date thereof.

Yours faithfully,
DEEPOCEAN ASA

[signed by duly authorised persons of the Guarantor]

Schedule 5 to the Loan Agreement dated 19 November 2007 between DeepOceanShipping AS and Nordea Bank Norge ASA.
FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT
between
NORDEA BANK NORGE ASA
as Agent and arranger
and
DEEPOCEAN SHIPPING AS
as Borrower
Dated 19 November 2007

This assignment agreement (the “Assignment Agreement”) has been entered into on this 19th day of November 2007 between:
(1)	Nordea Bank Norge ASA, PO Box 1166, Sentrum, 0107 Oslo, Norway, acting as agent for a syndicate of banks and as bank under the Loan Agreement (as defined below) (the “Agent”); and

(2)	DeepOcean Shipping AS, a Norwegian limited liability company with company registration number 979 45 107 with registered address at Stoltenberggaten 1, 5527 Haugesund, Norway (the “Borrower”).
The parties to this Assignment Agreement shall be referred to collectively as the “Parties” and individually as a “Party”.
WHEREAS:
(A)	By a long term credit facility (the “Loan Facility”) in the maximum amount of USD 18,000,000 (eighteen million) on the terms and conditions set out in a loan agreement dated 19 November 2007 (the “Loan Agreement”, which expression shall include a reference to any agreement and/or instrument prolonging or refinancing, in part or in whole, the financial indebtedness as set out therein), between certain banks (the “Banks”) (as lenders) and the Borrower, the Banks have, according to their several obligations, made the Loan Facility available to the Borrower with the purpose of refinancing the existing indebtedness in respect of the MV Atlantic Challenger, a 1990 built / 1999 rebuilt offshore construction vessel of 3,372 dwt (the “Vessel”) owned by the Borrower;

(B)	Any amount outstanding under the Loan Agreement from time to time shall be secured by (i) the Assignment of Earnings (including the Factoring Agreement) and the Assignment of Insurances, as set out in thisAssignment Agreement, (ii) a first ranking mortgage over the Vessel and (iii) an on-demand guarantee from DeepOcean ASA, as set forth in the Loan Agreement.;

(C)	It is a condition precedent for the utilisation of the Loan Facility that the Borrower enter into this Assignment Agreement and grants, in favour of the Agent (on behalf of the Banks) the collateral security set out herein.
NOW THEREFORE IT IS HEREBY AGREED as follows:
1	DEFINITIONS

1.1	In this Assignment Agreement including the preamble hereto (unless the context otherwise requires) any term or expression defined in the preamble shall have the meaning ascribed to it therein. In addition, terms and expressions not defined herein but which are defined in the Loan Agreement shall have the meaning ascribed to them in the Loan Agreement.
2	ASSIGNMENT

2.1	To secure the payment and the discharge of the Borrower’s obligations under the Loan Agreement and the payment of all sums which from time to time may become due thereunder, and to secure the performance and observance of and compliance with all the covenants, terms and conditions contained in the Loan Agreement, the Borrower hereby assigns to the Agent (on behalf of the Banks) on first priority:
(a)	all (i) freight and hire including, but not limited to all payments in respect of the Vessel to be made to the Borrower as a consequence of the operation of the Vessel under any charter party and any other contract of employment related to the Vessel; (ii) compensation payable to the Borrower in the event of any requisition of the Vessel; (iii) remuneration for salvage and other services performed by the Vessel payable to the Borrower; (iv) demurrage and retention money receivable by the Borrower in relation to any Vessel; (v) damage for breach (or payments for variation or termination) of any contract of employment of the Vessel; and (vi) other monies whatsoever due or to become due to the Borrower from any third parties in respect of the Vessel or otherwise (the aforesaid hereinafter collectively referred to as the “Earnings”); and

(b)	all amounts due or to become due from any insurers as payment of losses or as return of premium or otherwise, under any insurances policies taken out for the Vessel and all other sums whatsoever due or to become due in respect of the Vessel or the insurance thereof (collectively the “Insurances”).
2.2	The Borrower undertakes promptly to give notice of the assignment of the Earnings and Insurances to any charterer and the insurers and any other third party from which any of the Earnings or amounts may become payable in the form set out in Schedules 1 and 2 hereto, respectively, or such other form as deemed sufficient by the Agent, and procure that any recipient of such notice acknowledges receipt of the notice as set out therein.

3	PERFECTION

3.1	The Borrower agrees that at any time and from time to time upon the written request of the Agent, it will promptly and duly execute and deliver to the Agent any and all such further instruments and documents as the Agent on behalf of the Banks may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/or perfect the security created by this Assignment Agreement and the rights and powers herein granted. This shall include the Factoring Agreement in the amount of NOK 190,000,000 currently registered against the Borrower in the Norwegian Register of Moveable Property (Løsøreregisteret).

4	ASSIGNMENT OF THIS AGREEMENT

4.1	The Banks may assign or transfer their rights hereunder to any person to whom the rights and obligations of the Banks under the Loan Agreement are wholly or partially assigned in accordance with Clause 20 (“Transfer and Participations”) of the Loan Agreement.

5	NO FURTHER ASSIGNMENT OR PLEDGE

5.1	The Borrower shall not, unless prior written consent has been obtained from the Agent or otherwise permitted under the Loan Agreement, be entitled to further assign or pledge the Earnings and/or the Insurances.

6	ADDITIONAL AND CONTINUING SECURITY

6.1	The security contemplated by this Assignment Agreement shall be in addition to any other security granted in accordance with the Loan Agreement, and shall be a continuing security in full force and effect as long as any obligations are outstanding under the Loan Agreement.

7	CONFLICT WITH THE LOAN AGREEMENT

7.1	As between the Borrower and the Agent, in the event of any conflict or inconsistency between the terms of the Loan Agreement and this Assignment Agreement, the terms of the Loan Agreement will prevail.

8	NOTICES

8.1	Every notice or demand under this Assignment Agreement shall be in writing, but may be given or made by fax which shall be sent to each Party at their respective addresses:
(i)	The Agent

For credit matters:

Nordea Bank Norge ASA Att: Oddbjørn Warpe PO BOX 1166 Sentrum 0107 OSLO

Telefax: +47 22 48 66 68

For Loan Administration:

Nordea Bank Norge ASA Att: International Loan Administration PO BOX 1166 Sentrum 0107 OSLO

Telefax: +47 22 48 42 78
(ii)	The Borrower:

DeepOcean Shipping AS Att: CEO Gerhard Skåleskog Telefax: + 47 52 70 04 01
9	MISCELLANEOUS

9.1	The Parties hereby confirm that they have received a copy of the Loan Agreement.

10	GOVERNING LAW AND JURISDICTION

10.1	This Assignment Agreement shall be governed by and construed in accordance with Norwegian law. The undersigned hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo City Court.
IN WITNESS WHEREOF the undersigned hereby execute this Assignment Agreement on 19 November 2007.

For and on behalf of Nordea Bank Norge ASA. (as Agent)	For and on behalf of DeepOcean Shipping AS (as Borrower)

Signature	Signature

Name and title in block letters	Name and title in block letters

Schedules 1 (A)
to the Assignment Agreement
dated 19 November 2007
FORM OF NOTICE OF ASSIGNMENT
AND LOSS PAYABLE CLAUSE
(in respect of Insurances — for endorsement to the policy)
MV ATLANTIC CHALLENGER
(the “Vessel“)
1.	Notice of Assignment

Please take notice that by an assignment in writing dated the date hereof we (the “Assignors”) have assigned to Nordea Bank Norge ASA as “Agent” on behalf of the banks (the “Banks”) as defined in the loan agreement as of the date hereof between the Agent and DeepOcean Shipping AS as borrower, all our rights, title and interest in all insurances relating to the Vessel. This includes the insurances constituted by the policy whereon this notice is endorsed.

2.	Loss Payable Clause

You are hereby irrevocably instructed to pay all and any sums receivable in respect of the insurances you have effected on or in relation to the Vessel as follows:

To the Hull & Machinery, Hull Interest and War Risks insurers:
(A)	Any and every sum receivable in respect of a Total Loss and any and every sum receivable in respect of a casualty, shall be paid directly and in full to the Agent; and

(B)	All other sums receivable in respect of the insurances hereunder shall be paid to the Assignors unless and until you have received written notice from the Agent that all sums receivable in respect of the insurances hereunder shall be paid directly to the Agent or its order.
For the purpose of the above loss payable clause “Total Loss” shall mean (a) an actual or constructive or compromised or arranged total loss of the Vessel and (b) a requisition for title or other compulsory acquisition of the Vessel otherwise than requisition for hire or (c) a capture, seizure, arrest detention or confiscation of the Vessel by any government, unless the Vessel are released from such capture, seizure arrest or detention within one month after the occurrence thereof.

To the P&I insurers:

Payment of any recovery DeepOcean Shipping AS (the “Owner”) or any charterer is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by him shall be made to his order unless and until the Association receives notice to the contrary from the Agent in which event all recoveries shall thereafter be paid to the Agent or their order; provided always that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until after the expiry of two clear business days from the receipt of such notice.

3.	Notice of Cancellation

The Agent shall be advised:
(A)	if the insurers cancel or give notice of cancellation of the policy whereon this notice is endorsed at least 14 days (7 days in case of war risk) before such cancellation is to take effect;

(B)	of any alteration in or termination or expiry of the policy at least 14 days before any such alteration, termination or expiry is to take effect;

(C)	of any default in the payment of any premium or failure to renew the insurances constituted by the policy at least 14 days prior to the date of renewal thereof; and

(D)	of any act or omission or of any other event of which the insurers have knowledge and which might invalidate or render unenforceable in whole or in part the insurances constituted by the policy.
Oslo, [•] 2007
For and on behalf of
DeepOcean Shipping AS
as Assignor

Signature

Name and title in block letters

Schedules 1 (B)
to the Assignment Agreement
dated 19 November 2007
FORM OF
ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT
(in respect of Insurances)
In duplicate:
To:
Nordea Bank Norge ASA
Attention: Loan Administration Department
Telefax: + 47 22 48 42 78
Dear Sirs,
MV Atlantic Challenger (the “Vessel”)
We hereby acknowledge having received the attached Notice of Assignment from DeepOcean Shipping AS (the “Owner”) related to the Vessel.
We have duly noted and do accept that our payments due to the Owners, under the insurance policy(-ies) taken out for the Vessel as an Owners’ entry pursuant to our rules, shall be made in accordance with the instructions set out in the Notice of Assignment, including the loss payable clause therein, and payment due to the mortgagee will be made to such account as from time to time instructed by you, which bank has been duly noted by ourselves as the first priority mortgagee of the said Vessel on its own behalf and on behalf of certain other banks as agent therefore.
Place and date: [*]
For and on behalf of
[Name of Insurer]

Signature

Name with capital letters

Schedules 2 (A)
to the Assignment Agreement
dated 19 November 2007
To: [•].
FORM OF NOTICE OF ASSIGNMENT
(in respect of Earnings)
MV ATLANTIC CHALLENGER
(the “Vessel”)
We refer to the charter party dated on [•] (the “Charter Party”) made between yourself as charterer and ourselves as owners in respect of the Vessel.
We hereby give you notice that:
(i)	by a general assignment dated 19 November 2007 (the “Assignment”) made between ourselves and Nordea Bank Norge ASA (on behalf of certain other banks) (the “Agent”), we have assigned absolutely and have agreed to assign absolutely to and in favour of the Agent all our rights, title and interest, present and future to all moneys due and payable by yourselves to ourselves under the Charter Party;

(ii)	by the Assignment Agreement, the Agent (or its nominee) is entitled to (but without obligation to do so), if an Event of Default shall occur (as more particularly described therein) and if it shall decide, by written notice to you and ourselves, to enter into and fulfil the obligations of the undersigned as party to the Charter Party as if it were a party thereto from the date hereof;

(iii)	you are hereby irrevocably authorised and instructed to continue the performance of your obligations under the Charter Party towards us and receive instructions from us, until such time as the Agent shall direct to the contrary whereupon all instructions or demands for actions shall be made by the Agent and payments are due to the Agent or as it may direct; and

(iv)	that the Assignment by reference to a credit facility agreement dated 19 November 2007 includes provisions that no amendments shall be made to the Charter Party (nor shall you be released from your obligations thereunder) without the previous written consent of the Agent and that we shall remain liable to perform all our obligations under the Charter Party and the Agent shall be under no obligations of any kind whatsoever in respect thereof.

The authority and instructions herein contained cannot be revoked or varied by us without the consent of the Agent. The provisions of this notice and its acknowledgement shall be governed by the laws of Norway
For and on behalf of
DeepOcean Shipping AS
as Assignor

Signature

Name and title in block letters

Schedules 2 (B)
to the Assignment Agreement
dated 19 November 2007
FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT
(in respect of Earnings)
In duplicate:
To:
Nordea Bank Norge ASA
Attention: Loan Administration Department
Telefax: +47 22 48 42 78
Dear Sirs,
MV ATLANTIC CHALLENGER — the “Vessel”
We acknowledge having received the attached Notice of Assignment of Earnings, and agree to pay all such monies as aforesaid in accordance with the instruction set out therein.
Furthermore, we hereby undertake not to terminate in part or in full the charterparty as a consequence of any breach by DeepOcean Shipping AS (or any of its assignees) of any of its financial obligations unless towards us and not waived or remedied.
Place and date: [*]
For and on behalf of
[Name of charterer]

Signature

Name with capital letters

Schedule 6
to the Loan Agreement
dated 19 November 2007
between DeepOceanShipping AS and
Nordea Bank Norge ASA.
FORM OF ISLE OF MAN FIRST PRIORITY MORTGAGE

Schedule 7
to the Loan Agreement
dated 19 November 2007
between DeepOceanShipping AS and
Nordea Bank Norge ASA.
FORM OF DEED OF COVENANTS